QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
NEXTEL PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NEXTEL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2001

TO THE STOCKHOLDERS:

    Notice is hereby given that the 2001 Annual Meeting of Stockholders of NEXTEL PARTNERS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, May 1, 2001 at 10:00 a.m., local time, at Meydenbauer Center, Room 401, 11100 NE 6th Street, Bellevue, Washington 98004 for the following purposes:

  1.
  To elect six directors to serve for the ensuing one-year period and until their successors are duly elected.

  2.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 15, 2001 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on March 15, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

    All stockholders are cordially invited to attend the meeting in person. Your participation in the affairs of the Company is important. The meeting is an excellent opportunity for the Company's management to discuss the Company's progress with you in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

                      By Order of the Board of Directors

                      John Chapple
                       President, Chief Executive Officer and
                      Chairman of the Board

4500 Carillon Point
Kirkland, Washington 98033
425-576-3600

April 2, 2001

NEXTEL PARTNERS, INC.
4500 Carillon Point
Kirkland, Washington 98033
425-576-3600

PROXY STATEMENT FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

    The enclosed Proxy is solicited on behalf of Nextel Partners, Inc., a Delaware corporation (the "Company"), for use at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 1, 2001 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Meydenbauer Center, Room 401, 11100 NE 6th Street, Bellevue, Washington 98004.

    These proxy solicitation materials were mailed on or about April 2, 2001 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

    Only stockholders of record at the close of business on March 15, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of Class A Common Stock, $.001 par value (the "Class A Common Stock"), and Class B Convertible Common Stock, $.001 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"). The Class B Common Stock is convertible into shares of the Class A Common Stock at any time on a one-for-one basis upon a transfer thereof to a person other than Nextel Communications, Inc. ("Nextel"), a majority-owned Nextel subsidiary or a person or entity controlling Nextel, and is subject to restrictions on its transfer contained in the Company's amended and restated shareholders' agreement.

    As of the Record Date, 165,213,992 shares of the Company's Class A Common Stock were issued and outstanding and held of record by 25,689 stockholders and 79,056,228 shares of the Company's Class B Common Stock were issued and outstanding and held of record by one stockholder, Nextel WIP Corp., a wholly owned subsidiary of Nextel ("Nextel WIP"). See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's Common Stock.

Revocability of Proxies

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to the Corporate Secretary of the Company a written instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

    The holders of the Company's Class A and Class B Common Stock are entitled to one vote per share on all matters on which they are entitled to vote.

    This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

Quorum; Abstentions; Broker Non-Votes

    At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when holders of a majority of the total number of outstanding shares of Common Stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. The inspectors will treat properly executed proxies marked "ABSTAIN" or required to be treated as "non-votes" as present for purposes of determining whether there is a quorum at the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. The six nominees for directors who receive a plurality of the votes cast by the holders of the Common Stock voting in person or by proxy at the Annual Meeting will be elected.

    All shares entitled to vote and represented by properly executed, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting. Signing and returning the proxy card does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the "SEC"). Proposals of stockholders of the Company intended to be presented for consideration at the Company's 2002 Annual Meeting of Stockholders must be received by the Company no later than December 1, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Nextel Partners, Inc., 4500 Carillon Point, Kirkland, Washington 98033, Attention: Corporate Secretary.

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock as of December 31, 2000 by:

  •
  each stockholder known to the Company to be a beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock;

  •
  each of the Company's directors;

  •
  each of the Company's named executive officers; and

  •
  all of the Company's executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into Common Stock held by that person that are exercisable as of December 31, 2000 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, the Company believes that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors, principal stockholders and Schedules 13G filed with the SEC. As of December 31, 2000, there were 244,071,230 shares of Common Stock outstanding, of which 165,015,002 shares of Class A Common Stock were outstanding and 79,056,228 shares of Class B Common Stock were outstanding.

    Unless otherwise noted, the address for each stockholder below is: c/o Nextel Partners, Inc., 4500 Carillon Point, Kirkland, WA 98033.

Name and Address	Number of Shares of Common Stock	Number of Shares Underlying Options	Percentage of Common Stock Outstanding
Parties to Amended and Restated Shareholders' Agreement(1)	177,250,248	390,000	72.7%
Nextel WIP Corp. 2001 Edmund Halley Drive Reston, VA 20191	79,056,228	—	32.4
Entities affiliated with Credit Suisse First Boston(2) Uetlibergstrasse 231 P.O. Box 900 CH-870 Zurich, Switzerland	28,536,301	—	11.7
Madison Dearborn Capital Partners II, L.P. Three First National Plaza, Suite 3800 Chicago, IL 60602	27,218,904	—	11.2
Eagle River Investments, LLC 2300 Carillon Point Kirkland, WA 98033	19,500,012	—	8.0
Motorola, Inc. 1303 East Algonquin Road, 11th Floor Schaumburg, IL 60196	13,076,376	—	5.4
John Chapple(3)	3,426,024	35,000	1.4
John Thompson(4)	2,300,664	245,000	1.0
David Thaler	1,254,000	20,000	*
David Aas	1,066,599	20,000	*
Perry Satterlee(5)	1,004,603	40,000	*
Andrew Rush(6)	28,536,301	—	11.7
Dennis Weibling(7)	98,559,840	—	40.4
Timothy Donahue(8)	79,229,228	—	32.5
Andrew Sinwell(9)	27,218,904	—	11.2
Steven Dodge	25,000	8,333	*
Directors and officers as a group (12 persons)(10)	164,440,641	548,333	67.4%

*
Less than 1%

(1)
The following stockholders are parties to a shareholders' agreement that contains an agreement by all of the parties, except DLJ Merchant Banking (as defined below), to vote for certain of the Company's directors and imposes restrictions with respect to the sale, transfer or other disposition of the Company's capital stock by these parties: Nextel WIP, DLJ Merchant Banking, Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn Partners"), Eagle River Investments, LLC ("Eagle River Investments"), Motorola, Inc. ("Motorola") and all of the Company's senior management stockholders other than Donald J. Manning. See "Proposal One-Election of Directors-General" for a description of this agreement. All parties to this agreement disclaim beneficial ownership of shares not owned directly by them or by an entity otherwise affiliated with them.

(2)
The holding shown is as of February 14, 2001, as reported by Credit Suisse First Boston, a Swiss bank ("Credit Suisse"), on behalf of itself and its subsidiaries, to the extent that they constitute part of the Credit Suisse First Boston business unit. Credit Suisse owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The ultimate parent company of Credit Suisse and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). Credit Suisse First Boston Corporation ("CSFBC"), a Massachusetts corporation and a registered broker-dealer, is a wholly owned subsidiary of CSFB-USA. The shares of the Company's Common Stock reported in this table are held directly by (i) direct and indirect subsidiaries of CSFB-USA in connection with merchant banking investments, (ii) merchant banking funds advised by subsidiaries of CSFB-USA and (iii) CSFBC in proprietary trading and investment accounts in the ordinary course of business. CSG disclaims beneficial ownership of shares of the Company's Common Stock beneficially owned by its direct and indirect subsidiaries, including Credit Suisse. Credit Suisse disclaims beneficial ownership of shares of the Company's Common Stock beneficially owned by CSG and any of CSG's and Credit Suisse's other units. Includes shares of Common Stock acquired by Credit Suisse in connection with its acquisition of the following entities: DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc. and UK Investment Plan 1997 Partners (collectively, the "DLJ Entities").

(3)
Includes 736,666 shares held by JRC Coho LLC, an entity controlled by Mr. Chapple, and 90,000 shares held by Panther Lake LLC, an entity controlled by Messrs. Chapple and Thompson.

(4)
Includes 509,166 shares held by JDT-JRT, LLC, an entity controlled by Mr. Thompson, and 90,000 shares held by Panther Lake LLC, an entity controlled by Messrs. Chapple and Thompson.

(5)
Includes 165,000 shares held by PSS-MSS F.L.P., an entity controlled by Mr. Satterlee.

(6)
Consists of shares held by entities affiliated with Credit Suisse, some of which are funds managed by DLJ Merchant Banking Partners II, L.P. ("DLJ Merchant Banking"), of which Mr. Rush is a Managing Director. Mr. Rush disclaims beneficial ownership of such shares.

(7)
Consists of shares held by Eagle River Investments, of which Mr. Weibling serves as President, and by Nextel WIP, of which Mr. Weibling serves as a director. Mr. Weibling disclaims beneficial ownership of such shares. Also includes 3,600 shares held by On Eagle's Wings Investments, an entity controlled by Mr. Weibling and his spouse.

(8)
Includes shares held by Nextel WIP, of which Mr. Donahue is president, chief executive officer and a director. Mr. Donahue disclaims beneficial ownership of such shares. Also includes 50,000 shares held by Five Net Three LLC, an entity in which Mr. Donahue and his spouse have a 25% interest, and 5,000 shares held by Al Donahue Soundview Trust, an entity in which Mr. Donahue has a 50% interest. Also includes 25,000 shares held by Mr. Donahue's spouse.

(9)
Consists of shares held by Madison Dearborn Partners, of which Mr. Sinwell serves as a director. Mr. Sinwell disclaims beneficial ownership of such shares.

(10)
See footnotes 3 through 9 above. Includes John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Andrew Rush, Dennis Weibling, Timothy Donahue, Andrew Sinwell, Steven Dodge, Mark Fanning and Donald J. Manning.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

    The Company's Board of Directors is comprised of six directors. Pursuant to the Company's amended and restated shareholders' agreement, certain parties to the agreement, other than DLJ Merchant Banking, who together owned approximately 61% of the Company's outstanding Common Stock as of December 31, 2000, have agreed to vote their shares of Common Stock to elect as directors:

  •
  one person selected by Madison Dearborn Partners: currently, Andrew Sinwell;

  •
  one person selected by Nextel WIP: currently, Timothy Donahue;

  •
  one person selected by Eagle River Investments: currently, Dennis Weibling; and

  •
  the Company's chief executive officer: currently, John Chapple.

    Prior to the initial public offering of the Company's Class A Common Stock, DLJ Merchant Banking had the right to designate two directors, one of whom was in turn designated by Madison Dearborn Partners, and all of the parties to the shareholders' agreement had agreed to vote to elect such designees as directors. On February 18, 2000, the shareholders' agreement was amended and restated in order to, among other things, terminate the obligation of the other parties to the shareholders' agreement to vote in favor of the DLJ Merchant Banking designee. The parties to the amended and restated shareholders' agreement agreed that DLJ Merchant Banking may nominate a director for election by the Company's stockholders, but that such nominee would otherwise be elected in accordance with the restated certificate of incorporation and bylaws. Andrew Rush was elected to the Company's Board of Directors as a result of his designation by DLJ Merchant Banking prior to the effective date of the amended and restated shareholders' agreement. In addition, a first amendment to the amended and restated shareholders' agreement was executed effective February 22, 2000 in order to, among other things, remove several stockholders from the amended and restated shareholders' agreement. The current parties to the amended and restated shareholders' agreement now include Nextel WIP, the DLJ Entities, Madison Dearborn Partners, Eagle River Investments, Motorola and all of the Company's senior management stockholders other than Donald J. Manning.

    All directors will hold office until the next annual meeting of stockholders and until their successors are duly elected.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. The proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxy holders.

Vote Required for Election of Directors

    If a quorum is present and voting, the six nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. The Board of Directors has nominated John Chapple, Steven Dodge, Timothy Donahue, Andrew Rush, Andrew Sinwell and Dennis Weibling to serve as directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

Nominees

    The names of the nominees and certain information about them as of the Record Date are set forth below:

Name of Nominee	Age	Positions with the Company	Director Since
John Chapple	47	President, Chief Executive Officer and Chairman of the Board	1998
Steven Dodge(1)	55	Director	2000
Timothy Donahue	52	Director	1999
Andrew Rush(1)	43	Director	1999
Andrew Sinwell(1)	36	Director	1999
Dennis Weibling	49	Director	1999

(1)
Member of the Audit Committee

    John Chapple worked to organize the Company throughout 1998 and has been the President, Chief Executive Officer and Chairman of the Board of the Company and its subsidiaries since August 1998. Mr. Chapple was elected to the Company's Board of Directors pursuant to the terms of the Company's amended and restated shareholders' agreement. Mr. Chapple, a graduate of Syracuse University and Harvard University's Advanced Management Program, has over 22 years of experience in the cable television and wireless communications industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as Senior Vice President of Operations from 1983 to 1988. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver's National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past Chairman of Cellular One Group and the Personal Communications Industry Association, past Vice-Chairman of the Cellular Telecommunications and Internet Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Maxwell School Board of Advisors.

    Steven Dodge has been a director of the Company and Nextel Partners Operating Corp., a wholly owned subsidiary of the Company, since February 2000. In addition, Mr. Dodge is currently the Chairman and Chief Executive Officer of American Tower Corporation, an independent owner and operator of communications towers in the United States. American Tower Corporation was organized in July 1995 as a subsidiary of American Radio Systems Corporation, of which Mr. Dodge was the founder and Chief Executive Officer, and was spun off to the American Radio stockholders at the time of American Radio's merger with CBS in June 1998. At that time, American Tower Corporation began trading publicly. Mr. Dodge was employed with American Radio from March 1988 to June 1998, and prior to that time, from 1978 to 1988, Mr. Dodge was the founder and Chief Executive Officer of American Cablesystems, a publicly traded cable television company which was merged into Continental Cable in 1988, now Media One. Mr. Dodge also serves on the boards of directors of Sotheby's Holdings, Inc., an auctioneer of fine arts, antiques and collectibles, Citizens Financial Group, Inc., a financial services holding company, TD Waterhouse Group, Inc., a publicly traded brokerage firm, and Sensitech, Inc., a supplier of environmentally-sensitive products.

    Timothy Donahue has been a director of the Company and the Company's subsidiaries since January 1999. Mr. Donahue was elected to the Company's Board of Directors as the designee of Nextel WIP pursuant to the terms of the Company's amended and restated shareholders' agreement. Mr. Donahue has been a director of Nextel since June 1996, was the President and Chief Operating Officer from February 1996 to July 1999, and has been the President and Chief Executive Officer since July 1999. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services.

    Andrew Rush has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Rush was elected to the Company's Board of Directors as the designee of DLJ Merchant Banking pursuant to the terms of the Company's amended and restated shareholders' agreement. Mr. Rush has been a Managing Director of DLJ Merchant Banking, an affiliate of Credit Suisse, since January 1997, where he is responsible for leading DLJ Global Communications Partners, the telecommunications investment arm of DLJ Merchant Banking. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking and its predecessors. Mr. Rush currently serves as a member of the boards of directors of 360networks, Inc., a provider of fiber optic networks, and several private companies including Louis Dreyfus Communications, a telecommunications company, Telseon, Inc., a provider of optical network services, and IP Communications, an independent broadband service provider.

    Andrew Sinwell has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Sinwell was elected to the Company's Board of Directors as the designee of Madison Dearborn Partners pursuant to the terms of the Company's amended and restated shareholders' agreement. Mr. Sinwell is a Managing Director of Madison Dearborn Partners, a private equity firm and stockholder of the Company, which he joined in August 1996. From 1994 to 1996, Mr. Sinwell was a Senior Policy Advisor at the Federal Communications Commission. He currently serves on the boards of directors of @Link Networks, Inc., an integrated communications provider, Axiowave Networks, Inc., a developer of optical networking equipment, Dantis USA, Inc., a provider of managed services, Focal Communications Corporation, a provider of telecommunications services, Looking Glass Networks, Inc., a provider of data transport services, and Western Integrated Network, LLC, a provider of broadband communications services.

    Dennis Weibling has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Weibling was elected to the Company's Board of Directors as the designee of Eagle River Investments pursuant to the terms of the Company's amended and restated shareholders' agreement. Mr. Weibling has been a director of XO Communications, Inc. (formerly NEXTLINK), a provider of broadband communications services, since January 1997. Mr. Weibling has also been President of Eagle River Investments, an investment management firm, since October 1993. Mr. Weibling is a director of Nextel and a member of the operations, audit, finance and compensation committees for Nextel. Mr. Weibling serves on the board and executive committee of Teledesic Corporation, a satellite telecommunications company, and serves on the board of several ICO satellite communications companies.

Board Meetings and Committees

    The Board of Directors of the Company held a total of four meetings during fiscal 2000. The Board of Directors has an audit committee. The Company does not currently have a compensation committee, and, instead, the entire Board of Directors makes compensation determinations. In addition, the Board of Directors does not have a nominating committee or any similar committee performing such functions.

    The audit committee discusses with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The audit committee held no meetings during fiscal 2000, but held a meeting in January 2001 to discuss matters related to fiscal 2000.

    No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he has been a director or committee member.

Audit Committee Report

    The audit committee currently consists of Messrs. Rush, Sinwell and Dodge. Each of Messrs. Rush, Sinwell and Dodge is an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards. The audit committee operates pursuant to a written charter (a copy of which is attached as Appendix A to this proxy statement) and is responsible for monitoring and overseeing the Company's internal controls and financial reporting processes, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors, Arthur Andersen LLP ("Arthur Andersen"). As part of fulfilling its responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for fiscal 2000 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Arthur Andersen. The audit committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from Arthur Andersen, discussed that firm's independence with representatives of the firm and considered the compatibility of non-audit services with the auditors' independence.

    Based upon the audit committee's review of the audited consolidated financial statements and its discussions with management and Arthur Andersen, the audit committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended December 31, 2000 in the Company's Annual Report on Form 10-K filed with the SEC.

                      Respectfully submitted,

                      Andrew Rush
                      Andrew Sinwell
                      Steven Dodge

Director Compensation

    To date, none of the Company's directors has received compensation for services provided to the Company as a director other than Mr. Dodge. In February 2000 the Company granted to Mr. Dodge an option to purchase 25,000 shares of Class A Common Stock, which option vests in three equal annual installments commencing in February 2001 and has an exercise price equal to $20.00 per share. In addition, in December 2000, the Company granted to Mr. Dodge an option to purchase 15,000 shares of Class A Common Stock, which option vests in three equal annual installments commencing on December 31, 2001 and has an exercise price equal to $16.81 per share. As a non-employee and non-strategic stockholder director, Mr. Dodge also received compensation of $2,500 for each of the last three quarters of 2000, plus $1,000 for each of the two board meetings he attended in person and $500 for the one board meeting he attended via conference call. Mr. Dodge will receive the same quarterly and meeting-specific compensation in 2001. All directors are reimbursed for their out-of-pocket expenses in serving on the Board of Directors.

ADDITIONAL INFORMATION RELATING TO
DIRECTORS AND OFFICERS OF THE COMPANY

Compensation of Executive Officers

    Summary Compensation Table.  The following table sets forth the compensation paid by the Company for services rendered during the fiscal year ended December 31, 2000 by the Company's chief executive officer and the Company's other four most highly compensated executive officers (the "named executive officers").

	Annual Compensation		Long-Term Compensation
Name and Principal Position	Base Salary $	Bonus $	Securities Underlying Options/SARs(1)(#)
John Chapple President and Chief Executive Officer	175,000	87,500	60,000
John Thompson Chief Financial Officer and Treasurer	175,000	87,500	50,000
David Thaler Vice President—Business Operations	175,000	87,500	50,000
David Aas Vice President—Engineering and Technical Operations	160,000	80,000	60,000
Perry Satterlee Vice President—Sales and Marketing	175,000	87,500	60,000

(1)
Represents options to purchase shares of Class A Common Stock granted on December 31, 2000, which options have an exercise price of $16.81 per share and vest in three equal annual installments commencing on December 31, 2001.

Option Grants in Fiscal Year 2000

    The following table sets forth certain information with respect to stock options granted to each of the Company's named executive officers during the fiscal year ended December 31, 2000. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the SEC and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's Class A Common Stock. In fiscal year 2000, the Company granted options to acquire up to an aggregate of 3,935,000 shares of Class A Common Stock to employees and directors, excluding options that were subsequently forfeited due to termination, all under the Company's stock option plan and all at an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in Fiscal 2000
	Number of Securities Underlying Options Granted (#)
			Exercise Price per Share	Expiration Date
Name					5%($)	10%($)
John Chapple	60,000	1.5%	$16.81	12/31/10	$1,642,903	$2,616,049
John Thompson	50,000	1.3%	16.81	12/31/10	1,369,086	2,180,041
David Thaler	50,000	1.3%	16.81	12/31/10	1,369,086	2,180,041
David Aas	60,000	1.5%	16.81	12/31/10	1,642,903	2,616,049
Perry Satterlee	60,000	1.5%	16.81	12/31/10	1,642,903	2,616,049

Aggregate Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values

    None of the Company's named executive officers exercised any options in fiscal 2000. With respect to the Company's named executive officers, the following table sets forth information concerning exercisable and unexercisable options held as of December 31, 2000. The "Value of Unexercised In-the-Money Options at December 31, 2000" is based upon a price of $16.81 per share, which was the reported last sale price of the Company's Class A Common Stock on the Nasdaq National Market on December 29, 2000, minus the per share exercise price multiplied by the number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2000		Value of Unexercised In-the-Money Options at December 31, 2000 ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John Chapple	35,000	130,000	$523,600	$1,047,200
John Thompson	245,000	120,000	3,703,000	1,047,200
David Thaler	20,000	90,000	299,200	598,400
David Aas	20,000	100,000	299,200	598,400
Perry Satterlee	40,000	140,000	598,400	1,196,800

Executive Employment Contracts and Termination of Employment Arrangements

    The Company has entered, through the Company's wholly owned subsidiary, into employment agreements with Messrs. Chapple, Thompson, Thaler, Aas and Satterlee in connection with their employment. Each received an annual base salary in fiscal year 2000 ranging from $160,000 to $175,000, with an additional cash payment of up to 50% of his then current base salary if certain performance targets were met. Upon completion of the build-out of initial portions and applicable optional portions of the Nextel digital mobile network on or before March 1, 2002, each may receive a raise in his base salary and a performance-based bonus. In addition, each has agreed that while employed by the Company, and for one year thereafter, he will not compete against, or solicit employees or business from, the Company or Nextel, or any of the Company's affiliates.

    Each agreement has an initial four-year term and further provides that in the event the employee is terminated without cause or resigns for good reason, as defined in the agreements, the employee shall be entitled to receive up to one year's base salary plus an amount equal to the employee's most recent annual bonus.

Restricted Stock Purchase Agreements and Change of Control Arrangements

    On November 20, 1998, the Company entered into restricted stock purchase agreements with each of Messrs. Chapple, Thompson, Thaler, Aas, Satterlee and Mark Fanning in consideration of their employment, which agreements were amended on January 29, 1999. The Company also entered into a restricted stock purchase agreement with Donald J. Manning on September 9, 1999. Pursuant to these agreements, the Company sold an aggregate of 8,834,994 shares of Class A Common Stock to these executive officers at a price of $0.002 per share. These shares are subject to vesting provisions, and, subject to certain conditions, unvested shares may be repurchased by the Company for $0.002 per share upon termination of the individual's employment, and vested shares may be repurchased by the Company upon termination for cause or resignation without good reason at varying prices.

    As of December 31, 2000, 64% of these shares had vested. Assuming continued employment with the Company, an additional 18% of the shares vest on each of December 31, 2001 and December 31, 2002. In addition, the vesting of the shares may be accelerated upon:

  •
  a change of control of the Company or Nextel;

  •
  termination of employment on account of death or disability, or by the Company without cause;

  •
  resignation for good reason as defined in the agreements; or

  •
  subject to certain conditions, upon the sale or other disposition by affiliates of DLJ Merchant Banking of 75% or greater of their Class A Common Stock.

Employee Stock Option Plan

    The Company's nonqualified stock option plan was adopted by the Company's board of directors in January 1999 and was approved by the Company's stockholders in February 2000. This plan offers employees the opportunity to purchase shares of Class A common stock at a price equal to the fair market value of the stock as of the date of the option grant. The total number of shares that has been reserved for issuance under the plan is 16,545,354 shares of Class A common stock, provided that this number will be increased by the amount of shares repurchased by the Company under the restricted stock purchase agreements or the Company's shareholders' agreement. The options granted are exercisable for ten years. The options are generally non-transferable, and the right to exercise terminates concurrently with termination of employment. The plan contemplates the acceleration of vesting of some or all outstanding options upon a change of control of the Company.

Employee Stock Purchase Plan

    The Company's employee stock purchase plan was adopted by the Company's board of directors in January 2000 and was approved by the Company's stockholders in February 2000. Initially, a total of 3,000,000 shares of Class A common stock has been reserved for issuance under the employee stock purchase plan. The employee stock purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, is administered by a committee appointed by the Company's board. The Company's employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are employed for at least 20 hours per week.

    The employee stock purchase plan is implemented by quarterly offering periods. The Company's board of directors may change the timing or duration of the offering periods. The employee stock purchase plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of Class A common stock totaling 5% or more of the total combined voting power of all of the Company's outstanding capital stock, or more than $25,000 of the Company's outstanding capital stock in any calendar year.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 2000, it has complied with all filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities with the exceptions of the following: Each of Nextel WIP and Timothy Donahue was late in filing a Form 4 in connection with Nextel WIP's acquisition of shares of the Company's Class B Common Stock in September 2000; each of DLJ Merchant Banking and Andrew Rush was late in filing a Form 4 in connection with the exercise by DLJ Merchant Banking of a warrant to purchase shares of Class A Common Stock in May 2000; and each of Madison Dearborn Partners and Andrew Sinwell was late in filing a Form 4 in connection with the exercise by Madison Dearborn Partners of a warrant to purchase shares of Class A Common Stock in June 2000.

Board of Directors Report on Executive Compensation

    The Company does not currently have a separate compensation committee, and, instead, the entire Board of Directors makes compensation determinations. The following is the Report of the Board of Directors of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2000. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the SEC and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Compensation

    The Board of Directors establishes the salaries of the executive officers by considering the Company's financial performance as measured by the Company's achievement of financial and operating goals including revenue growth, subscriber additions, operating cash flow results and timely completion of network construction. In 2000, the Company exceeded these objectives. The Board also considers the achievement of individual performance goals related to each executive officer's duties and area of responsibility. To a lesser extent, the Board considers the salaries of executive officers in similar positions at comparably sized peer companies. However, the executive officers' compensation has been weighted towards equity participation in the Company such that the officers have a substantial incentive towards achieving the Company's business objectives. As such, the salaries of the executive officers have remained below salaries of executive officers in similar positions in comparably sized peer companies.

Equity-Based Compensation

    The Board of Directors views stock options as an important part of its long-term, performance-based compensation program. The Board of Directors bases grants of stock options to the executive officers of the Company under the stock option plan upon the Board's estimation of each executive's contribution to the long-term growth and profitability of the Company and on achievement by the Company of its primary business objectives: revenue growth, subscriber additions, operating cash flow results and network construction. The stock option plan is intended to provide additional incentives to the executive officers to maximize stockholder value. Options are generally granted under the stock option plan at the then-current market price and are generally subject to three-year vesting periods to encourage key employees to remain with the Company.

Compensation of the Chief Executive Officer

    John Chapple, the Company's Chief Executive Officer, received an annual salary of $175,000 in 2000. Mr. Chapple's annual salary was approved by the Board of Directors by considering several factors including significantly out-performing corporate financial and operating goals for the fiscal year, the successful expansion of the Company into option territories thereby increasing the Company's total POPs to over 50 million, the timely construction of the Company's markets scheduled for launch in 2000, and the contribution of the Chief Executive Officer to the Company's strategic focus, market position and seamless operations with Nextel Communications. No set formula is used for this determination, and no particular function is weighted greater or lesser than the other.

Summary

    The Board of Directors believes that the Company's compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company's goals. The Company's compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

Compensation Committee Interlocks and Insider Participation

    The Company does not currently have a compensation committee, and, instead, the entire Board of Directors makes compensation determinations. John Chapple, the Company's Chief Executive Officer and Chairman of the Board, participated in the Board's deliberations of executive officer compensation in 2000. No interlocking relationship exists between any member of the Board of Directors and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

Expansion Option Exercise

    On September 27, 2000, one of the Company's subsidiaries entered into an expansion territory asset transfer and reimbursement agreement with Nextel WIP to acquire for approximately $3.4 million certain assets, properties, rights and interests to be used in connection with the construction and operation of additional territories. As part of this expansion, the Company issued to Nextel WIP 1,273,602 shares of the Company's Class B Common Stock in exchange for the contribution of certain licenses and an extension of an operating agreement governing the build-out of the Nextel digital mobile network in the new expansion territory.

Amended and Restated Shareholders' Agreement

    On January 29, 1999, the Company entered into a shareholders' agreement with Nextel WIP, DLJ Merchant Banking, Madison Dearborn Partners, Eagle River Investments, Motorola, the Company's senior management stockholders, and all of the Company's other stockholders prior to the initial public offering. In that agreement, the parties agreed to certain matters relating to the Company's management and operations and the sale, transfer or other disposition of the Company's capital stock by these stockholders and to provide Nextel WIP with certain preemptive rights to purchase shares of stock offered by the Company, DLJ Merchant Banking or Madison Dearborn Partners. In addition, pursuant to this agreement, the Company granted to the DLJ Entities and Madison Dearborn Partners certain demand registration rights and to all of the parties "piggyback" registration rights. This agreement was amended and restated in February 2000 in connection with the initial public offering of the Company's Class A Common Stock. The current parties to the amended and restated shareholders' agreement are Nextel WIP, DLJ Merchant Banking, Madison Dearborn Partners, Eagle River Investments, Motorola and all of the Company's senior management stockholders other than Donald J. Manning. The amended and restated shareholders' agreement terminates on January 29, 2014.

Registration Rights Agreement

    Pursuant to a registration rights agreement dated effective February 2000, stockholders who had formerly been parties to the Company's amended and restated shareholders' agreement were granted rights to include, at the Company's expense, their shares of Common Stock in a registration of the Company's securities under the Securities Act of 1933 either for the Company's own account or for the account of other security holders exercising registration rights. These registration rights are subject to the right of the underwriters of such an offering to limit the number of shares included in such registration.

Nextel Operating Agreements

    The Company, through its principal subsidiary, entered into agreements with Nextel WIP that govern the build-out and operation of the Company's portion of the Nextel digital mobile network. Except as specifically set forth below, these operating agreements were executed on January 29, 1999 and, in some cases, were amended on September 9, 1999 and again on September 27, 2000, and have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at the Company's option.

    Joint Venture Agreement.  The Company's joint venture agreement with Nextel WIP requires the Company to build the Company's portion of the Nextel digital mobile network on time, make it compatible with Nextel's systems, meet or exceed quality standards applicable from time to time to Nextel's subsidiaries operating in the United States, and offer a set of core service features and upgrade the Company's system to comply with future Nextel standards. This agreement imposes certain penalties on the Company if, among other things, it fails to implement an upgrade required by Nextel WIP.

    This agreement also governs the transfer of licenses from Nextel WIP to the Company. To the extent that the Company requires additional frequencies to operate the Company's business, the joint venture agreement sets forth the terms under which the Company may acquire such frequencies from Nextel WIP, from third parties or from auctions of spectrum by the Federal Communications Commission. All of the frequencies the Company uses are subject to transfer restrictions and rights of first refusal in favor of Nextel WIP.

    Additional terms of the joint venture agreement are as follows: Nextel WIP has agreed to assist the Company with securing vendor discounts; the Company has agreed to obtain Nextel WIP's approval prior to taking certain significant actions, including making a material change to the Company's business objectives or technology; with limited exceptions, Nextel WIP has agreed that during the term of the joint venture agreement, Nextel and/or its subsidiaries will not provide digital mobile wireless communications services within the Company's markets; Nextel WIP has agreed to negotiate with the Company to give the Company the first right to own and operate businesses using the 900 MHz frequency in the Company's territories; and the Company is generally required to adhere to the same standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities as the Nextel subsidiaries operating in the United States.

    In the event of a termination of the joint venture agreement, Nextel WIP could, in certain circumstances, purchase or be forced to purchase all of the Company's outstanding stock. In such event, Nextel WIP, at its option, would be entitled to pay the purchase price therefor in cash or in shares of Nextel Common Stock. See "—Certain Obligations Under the Company's Charter."

    Other Operating Agreements.  The Company has also entered into operating agreements with Nextel WIP with respect to: the license to certain Nextel trademarks and service marks; the ability of each company's subscribers to roam in the other's territory; the use of analog systems and services; access to telecommunications towers space; the provision of certain transition services, such as accounting, payroll and human resources services; access to certain back-office support and information systems; and telecommunications switching services. For the year ended December 31, 2000, the Company paid to Nextel WIP approximately $23.9 million for such services and received from Nextel WIP approximately $24.7 million in roaming revenue.

    Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel.  All of the Company's operating agreements are with Nextel WIP, not Nextel. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced. Some significant Nextel obligations, including any commitments that Nextel may make in the future to enable Nextel WIP to subsidize required upgrades and to buy the Company's stock from the Company's other stockholders under certain circumstances, will not be subject to the cap.

Certain Obligations Under the Company's Charter

    The Company's restated certificate of incorporation, under certain circumstances, allows Nextel WIP, or allows holders of a majority of the Company's Class A Common Stock to cause Nextel WIP, to purchase all of the Company's outstanding Class A Common Stock. In any such event, Nextel WIP will have the choice of paying for any shares of Class A Common Stock in cash, in shares of Nextel Common Stock, or in a combination of cash and Nextel Common Stock. Events that trigger these rights and obligations include:

  •
  January 29, 2008, subject to certain postponements by the Company's Board of Directors;

  •
  If Nextel changes its digital transmission technology for the Company's frequency range, the change is materially adverse to the Company and Nextel WIP determines not to provide the Company free of charge the equipment necessary to provide the Company's subscribers with service comparable to what they had been receiving;

  •
  If Nextel WIP requires a change in the Company's business, operations or systems, the change is materially adverse to the Company, Nextel WIP does not subsidize the Company for the costs of such change and the Company declines to implement the required change; or

  •
  Termination of the Company's operating agreements with Nextel WIP as a result of the Company's breach.

    The holders of a majority of the Company's Class A Common Stock may cause Nextel WIP to purchase all outstanding Class A Common Stock upon the occurrence of certain triggering events. If a triggering event occurs and a majority of the holders of the Company's Class A Common Stock determine to require Nextel WIP to purchase all of the Company's outstanding Class A Common Stock, all stockholders will be required to sell their shares to Nextel WIP. In any such event, Nextel WIP will have the choice of paying for any shares of Class A Common Stock in cash, in shares of Nextel Common Stock, or in a combination of cash and Nextel Common Stock. Events that trigger these rights and obligations include:

  •
  Change of control of Nextel;

  •
  If prior to January 29, 2003, Nextel WIP exercises its right under the amended and restated shareholders' agreement to preempt a public offering of the Company's stock by DLJ Merchant Banking or Madison Dearborn Partners and buys all of the Company's shares owned by DLJ Merchant Banking or Madison Dearborn Partners;

  •
  If the Company does not implement a change in the Company's business, operations or systems required by Nextel WIP, the change is materially adverse to the Company, and the Company's Board of Directors provides non-Nextel affiliated stockholders with the opportunity to require Nextel WIP to buy their shares of Class A Common Stock and a majority of the stockholders vote to do so; or

  •
  Termination of the Company's operating agreements with Nextel WIP as a result of a breach by Nextel WIP.

    Holders of the Company's Class A Common Stock also have the right and/or obligation to participate in any sale by Nextel WIP of all of its shares of the Company's capital stock to a third party occurring after January 29, 2011. Pursuant to the amended and restated shareholders' agreement, prior to January 29, 2011, Nextel WIP cannot transfer its shares of the Company's capital stock to a third party. In the event that the holders of a majority of the Class A Common Stock elect to participate in such sale, then pursuant to the Company's restated certificate of incorporation, all holders of Class A Common Stock will be required to participate.

Other Transactions with Nextel WIP

    Prior to January 29, 1999, the Company had limited financial resources and Nextel and Eagle River Investments funded the Company's operations. As of December 31, 2000, the Company owed Nextel WIP $2.1 million in connection with these advances.

Motorola Agreements

    Under the iDEN infrastructure equipment purchase and supply agreements and the subscriber purchase and distribution agreement between the Company and Motorola, the Company agreed to purchase, and Motorola agreed to sell, certain infrastructure equipment and related software and services required for the build-out of the Company's portion of the Nextel digital mobile network, as well as telephones and other accessories.

    The Company obtained pricing for the Motorola equipment and telephones on financial and other terms that the Company believes are substantially similar to those obtained by Nextel. For the year ended December 31, 2000, the Company purchased approximately $154.7 million of infrastructure and other equipment, telephones, warranties and services from Motorola.

DLJ Merchant Banking Relationship

    Donaldson, Lufkin & Jenrette Securities Corporation served as an initial purchaser of the Company's senior notes and senior discount notes and received customary discounts and commissions in connection with each such offering. Donaldson, Lufkin & Jenrette Securities Corporation also acted as the Company's financial advisor and as arranger, and DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as syndication agent, under the Company's credit facility, and received customary fees and reimbursements in connection therewith. DLJ Merchant Banking and certain related parties, all of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, own a significant amount of the Company's equity through their affiliate, Credit Suisse, and are represented on the Company's Board of Directors. Donaldson, Lufkin & Jenrette Securities Corporation was a co-lead manager of the initial public offering of the Company's Class A Common Stock, and the Company may from time to time enter into other investment banking relationships with it or one of its affiliates. The aggregate amount of all fees paid to the Credit Suisse and the DLJ Entities in connection with the capitalization transactions in 1999 and 2000 was approximately $27.5 million.

Other Transactions with Senior Management

    Since its inception, the Company has entered into restricted stock purchase agreements with each of Messrs. Chapple, Thompson, Thaler, Aas, Satterlee, Fanning and Manning pursuant to which the Company has sold an aggregate of 8,834,994 shares of Class A Common Stock to these executive officers at a price of $0.002 per share. In addition, on January 29, 1999, Mr. Thompson obtained an interest-free secured loan of $2.2 million from the Company, evidenced by a non-negotiable promissory note due and payable on January 29, 2003.

    The Company has also granted options to purchase shares of Class A Common Stock under the Company's employee stock option plan to the following officers and directors on the date, for the number of shares and with an exercise price indicated opposite each person's name:

Name	Grant Date	Number of Shares Underlying Options	Exercise Price
John Chapple	12/31/00	60,000	$16.81
John Thompson	12/31/00	50,000	16.81
David Thaler	12/31/00	50,000	16.81
David Aas	12/31/00	60,000	16.81
Perry Satterlee	12/31/00	60,000	16.81
Mark Fanning	12/31/00	50,000	16.81
Donald J. Manning	12/31/00	80,000	16.81
Steven Dodge	12/31/00	15,000	16.81

These options vest in three equal annual installments commencing on December 31, 2001.

Performance Graph

    The graph below compares the cumulative total stockholder return on the Company's Class A Common Stock commencing February 23, 2000, the first trading date following the effective date of the Company's initial public offering, and ending December 31, 2000, with the cumulative total stockholder return of companies comprising the Nasdaq Stock Market (US) Index and the total return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunication companies traded on the Nasdaq Stock Market.

Comparison of Cumulative Total Return
Among Nextel Partners, Inc.,
Nasdaq Stock Market (US Companies) Index and
Nasdaq Telecommunications Index

	February 23, 2000	December 31, 2000
Nextel Partners, Inc.	$100.00	$55.81
Nasdaq Stock Market (US) Index	$100.00	$54.29
Nasdaq Telecom Index	$100.00	$41.83

    The graph above assumes that $100 was invested on February 23, 2000 in the Company's Class A Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future returns.

Auditors

    Arthur Andersen has acted as the Company's auditor since 1998 and has been selected as the auditor for the current year. Representatives of Arthur Andersen are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees

    The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the Company's annual financial statements for the year 2000 and reviews of the financial statements included in the Company's Forms 10-Q for the year 2000 were approximately $209,000.

Financial Information Systems Design and Implementation Fees

    Arthur Andersen provided no professional services of this nature to the Company in the year 2000.

All Other Fees

    The aggregate fees billed for services rendered to the Company by Arthur Andersen, other than fees for audit services, for the year 2000 were approximately $139,000.

Transaction of Other Business

    The Board of Directors of the Company knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

Annual Report to Stockholders and Form 10-K

    The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000 (which is not a part of the Company's proxy soliciting materials) is being mailed to the Company's stockholders with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K, without exhibits, is included with the Annual Report to Stockholders.

                      By Order of the Board of Directors

                      John Chapple
                       President, Chief Executive Officer
                      and Chairman of the Board

Kirkland, Washington
April 2, 2001

APPENDIX A
NEXTEL PARTNERS AUDIT COMMITTEE CHARTER

    The Audit Committee has been appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

    The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The Board shall appoint the members of the Audit Committee.

    The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

    The Audit Committee shall make regular reports to the Board.

    The Audit Committee shall:

  •
  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  •
  Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  •
  As necessary, review analyses prepared by management and/or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

  •
  Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, if significant events, transactions or changes in accounting estimates have occurred.

  •
  Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  •
  Review major changes to the Company's accounting principles and practices as suggested by the independent auditor, internal auditors or management.

  •
  Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board,

  •
  Receive periodic reports, at least annually, from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

  •
  Evaluate, together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

  •
  Review the appointment and replacement of the senior internal auditing executive, if necessary.

  •
  Review the significant reports to management prepared by the internal auditing department and management's responses including, the internal audit department responsibilities, budget and staffing, if an internal audit department is formed.

1

  •
  Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit.

  •
  Obtain reports from management, that the Company's subsidiaries are in conformity with applicable legal requirements and the Company's Code of Conduct.

  •
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as, relating to the conduct of the audit.

  •
  Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

  •
  Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

  •
  Any changes required in the planned scope of the internal audit.

  •
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  •
  Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

  •
  Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  •
  Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

2

REVOCABLE PROXY

NEXTEL PARTNERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for 2001 Annual Meeting of Stockholders — May 1, 2001

    The undersigned stockholder of NEXTEL PARTNERS, INC. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2001 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 1, 2001 at 10:00 a.m., local time, at Meydenbauer Center, Room 401, 11100 NE 6th Street, Bellevue, Washington 98004, and hereby revokes all previous proxies and appoints John Chapple or Donald J. Manning, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN
AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued, and to be signed and dated, on the reverse side.)

1.	ELECTION OF DIRECTORS	FOR all nominees / / listed below	WITHHOLD AUTHORITY to vote / / for all nominees listed below	*EXCEPTIONS / /
Six directors are to be elected at the Annual Meeting for a one-year term ending in 2002. The Board of Directors has nominated John Chapple, Steven Dodge, Timothy Donahue, Andrew Rush, Andrew Sinwell and Dennis Weibling for election as directors.
Nominees: John Chapple, Steven Dodge, Timothy Donahue, Andrew Rush, Andrew Sinwell, Dennis Weibling
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Address Change and/or / / Comments Mark Here

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)
Dated:	, 2001

Signature(s)

Signature(s)
(Please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated /x/ (x) in black or blue ink.

QuickLinks

PROCEDURAL MATTERS
PROPOSAL ONE ELECTION OF DIRECTORS
ADDITIONAL INFORMATION RELATING TO DIRECTORS AND OFFICERS OF THE COMPANY
Comparison of Cumulative Total Return Among Nextel Partners, Inc., Nasdaq Stock Market (US Companies) Index and Nasdaq Telecommunications Index
APPENDIX A NEXTEL PARTNERS AUDIT COMMITTEE CHARTER